UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Crown Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

     N/A
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Crown Holdings, Inc.

One Crown Way
Philadelphia, Pennsylvania 19154

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 26th day of April 2007 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2007; if properly presented, to act upon a Shareholder’s proposal regarding management remuneration, which proposal the Board of Directors unanimously opposes; and to transact such other business as may properly come before the Meeting.

The stock transfer books of the Company will not be closed prior to the Meeting. Only Shareholders of Common Stock of record as of the close of business on March 13, 2007 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 26, 2007

WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE
OR REGISTER YOUR VOTE BY TELEPHONE OR THROUGH THE
INTERNET AS DESCRIBED ON THE PROXY CARD.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Crown Holdings, Inc.

One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 26, 2007

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 26, 2007, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Meeting. The cost of soliciting proxies will be borne by the Company. The Company has engaged D.F. King & Co., Inc. (“King”) to assist in the solicitation of proxies for a fee of $9,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Certain Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or in person without any extra compensation. Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2006, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 26, 2007.

On March 2, 2007, there were 163,337,960 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 13, 2007 are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Shareholders may be represented by Proxy at the Meeting by completing and returning the Proxy or voting by telephone or through the Internet. The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania law and the Company’s By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes. Directors are elected by plurality vote. Other matters are determined by a majority of the votes cast.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The Board of Directors currently consists of 12 Directors. Marie L. Garibaldi and Harold A. Sorgenti reached the mandatory retirement age for Directors of the Company and are not standing for reelection to the Company’s Board of Directors at the Annual Meeting.

The By-Laws of the Company provide for a variable number of Directors from 10 to 18. The Board of Directors has fixed the number of Directors at 10 effective upon conclusion of the Annual Meeting. It is intended that the Proxies will be voted for the election of the 10 nominees named below as Directors, and no more than 10 will be nominated by the Company. The principal occupations stated below are the occupations which the nominees have had during at least the last five years.

The Board of Directors recommends that Shareholders vote FOR election of each of the nominees named below. The names of the nominees and information concerning them and their associations as of March 2, 2007, as furnished by the nominees, follow.

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	64	Chairman and Chief Executive Officer of Structured Ventures; former Executive Officer of several General Electric financial services companies; also a Director of U.S.-Russia Investment Fund, Quest Diagnostics, West Pharmaceutical Services and United Rentals	2000

John W. Conway (a)	61	Chairman of the Board, President and Chief Executive Officer; also a Director of PPL Corporation	1997

Arnold W. Donald (c)	52	President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International; former Chairman and Chief Executive Officer of Merisant Company; also a Director of Oil-Dri Corporation of America, Carnival Corporation, The Scotts Company and The Laclede Group	1999

William G. Little (b), (d)	64	Former Chairman and Chief Executive Officer of West Pharmaceutical Services; also a Director of Constar International and Ligocyte Pharmaceuticals	2003

Name	Age	Principal Occupation	Year Became Director

Hans J. Löliger (c), (d)	64	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group; also a Director of Fritz Meyer Holding and Bühler Holding	2001

Thomas A. Ralph (a), (d)	66	Retired Partner, Dechert LLP	1998

Hugues du Rouret (b)	68	Chairman of Fonciere Beaulieu Patrimoine; Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Executive Vice President International of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France; also a Director of Gras Savoye and Banque Saint-Olive	2001

Alan W. Rutherford (a)	63	Vice Chairman of the Board, Executive Vice President and Chief Financial Officer	1991

Jim L. Turner (c)	61	Principal of JLT Beverages L.P.; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also Treasurer of American Beverage Association and a Director of Dean Foods	2005

William S. Urkiel (b)	61	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Suntron Corporation	2004

---------------------------------------------
(a)	Member of the Executive Committee	(c) Member of the Compensation Committee
(b)	Member of the Audit Committee	(d) Member of the Nominating and Corporate
Governance Committee

---------------------------------------------

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 2, 2007, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5 percent of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly (1)	Percentage of Outstanding Shares (2)

Iridian Asset Management LLC and its affiliates (3) 276 Post Road West Westport, Connecticut 06880	11,095,545	6.8%

________________________________

(1)	Based on information filed with the Securities and Exchange Commission (the “SEC” ).

(2)	Percentages are derived based upon 163,337,960 shares of Common Stock outstanding as of March 2, 2007.

(3)
Iridian Asset Management LLC has direct beneficial ownership of such shares of the Company’s Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. The address of BIAM (US) Inc., the controlling member of Iridian, and BancIreland (US) Holdings, Inc., the sole shareholder of BIAM (US) Inc., is Liberty Park #15, 282 Route 101, Amherst, NH 03110. The address of BIAM Holdings, the sole shareholder of BancIreland (US) Holdings, Inc., and The Governor and Company of the Bank of Ireland, the sole shareholder of BIAM Holdings, is Head Office, Lower Baggot Street, Dublin 2, Ireland.

The following table shows, as of March 2, 2007, the number of shares of Common Stock beneficially owned by each Director, each of the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2006 and all Directors and Executive Officers as a group. The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

	Amount of Common Stock of the Company	Percentage of
Name	Owned Beneficially, Directly or Indirectly	Outstanding Shares (1)

William R. Apted(2)	293,878	*
Jenne K. Britell	62,469	*
John W. Conway(3)(4)	2,395,263	1.5%
Arnold W. Donald	65,026	*
Marie L. Garibaldi	47,026	*
William G. Little	15,900	*
Hans J. Löliger	44,497	*
Frank J. Mechura(5)	573,654	*
Thomas A. Ralph	45,726	*
Hugues du Rouret	34,003	*
Alan W. Rutherford(4)(6)	1,570,591	1.0%
Harold A. Sorgenti	60,776	*
Jim L. Turner	34,114	*
William S. Urkiel	7,833	*
William H. Voss (7)	345,542	*
Directors and Executive
Officers as a Group of 18(4)(8)	6,135,632	3.8%
__________________________

* Less than 1%.

(1)	Percentages are derived based upon 163,337,960 shares of Common Stock outstanding as of March 2, 2007.
(2)	Includes 175,500 shares of Common Stock subject to presently exercisable options held by Mr. Apted.
(3)	Includes 1,666,500 shares of Common Stock subject to presently exercisable options held by Mr. Conway.
(4)
Excludes 5,740,815 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”). Messrs. Conway and Rutherford are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(5)	Includes 397,500 shares of Common Stock subject to presently exercisable options held by Mr. Mechura.
(6)	Includes 1,263,000 shares of Common Stock subject to presently exercisable options held by Mr. Rutherford.
(7)	Includes 287,000 shares of Common Stock subject to presently exercisable options held by Mr. Voss.
(8)	Includes 4,214,500 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2006, there were six meetings of the Board of Directors. Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

Attendance at the Annual Meeting. Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders. In 2006, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence. The Board of Directors has determined that Jenne K. Britell, Arnold W. Donald, Marie L. Garibaldi, William G. Little, Hans J. Löliger, Thomas A. Ralph, Hugues du Rouret, Harold A. Sorgenti, Jim L. Turner and William S. Urkiel are “independent” under the listing standards of the New York Stock Exchange. The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws, which require that a majority of the Board nominees be “Independent Directors.” A person is an “Independent Director” under the Company’s By-Laws if the Director is a person who: (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above. Of the remaining Directors, John W. Conway and Alan W. Rutherford are Executive Officers of the Company.

Director Compensation. Directors who are also employees of the Company receive no additional compensation for services as a Director. Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash Committee fees and attendance fees. Cash base Director’s fees are $40,000 annually, and cash meeting attendance fees are $1,500 per meeting. Annual grants of Company Common Stock consist of $60,000 of Company Common Stock under the current Stock Compensation Plan for Non-Employee Directors. Cash Committee fees are as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for services as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting. Directors do not receive any additional fees for their service on the Executive Committee. Non-employee Directors first elected to the Board of Directors on or before July 24, 1997 also participate in the Company’s Pension Plan for Outside Directors, which provides monthly retirement benefits equal to 1/12 of the sum of (x) 50% of the base annual Director’s fee and (y) 10% of the base annual Director’s fee for each full year of service in excess of five, up to an annual maximum benefit of 100% of the base annual Director’s fee. The Company discontinued the Pension Plan for Outside Directors as to Directors elected after July 24, 1997. Directors may defer receipt of all, or any part, of their Director’s fees through participation in the Company’s Deferred Compensation Plan for Directors.

Director Stock Ownership. After four years of service on the Board of Directors, Non-Employee Directors are required to hold Company Common Stock having a market value of at least $200,000.

Audit Committee. In 2006, the Audit Committee had ten meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors. The current members of the Audit Committee are Dr. Britell and Messrs. Little, du Rouret and Urkiel. Dr. Britell serves as Chairperson of the Committee. The Board of Directors has determined that the Directors who serve on the Audit Committee are all “independent” as defined in the listing standards of the New York Stock Exchange and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations. The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee. In 2006, the Compensation Committee had four meetings. The Compensation Committee is responsible for the review of the executive compensation program. The current members of the Compensation Committee are Messrs. Donald, Löliger, Sorgenti and Turner, each of whom is “independent” under the listing standards of the New York Stock Exchange. Mr. Sorgenti will not be standing for reelection to the Company’s Board of Directors and will no longer serve on the Compensation Committee after the Annual Meeting. Mr. Löliger serves as Chairperson of the Compensation Committee. The Board of Directors has adopted a written Compensation Committee Charter.

Nominating and Corporate Governance Committee. There were two meetings of the Nominating and Corporate Governance Committee in 2006. The current members of the Nominating and Corporate Governance Committee are Justice Garibaldi and Messrs. Little, Löliger, Ralph and Sorgenti, each of whom is “independent” under the listing standards of the New York Stock Exchange. Justice Garibaldi and Mr. Sorgenti will not be standing for reelection to the Company’s Board of Directors and will no longer serve on the Nominating and Corporate Governance Committee after the Annual Meeting. Mr. Sorgenti currently serves as Chairperson of the Nominating and Corporate Governance Committee. The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees. The Committee also oversees the annual self-evaluation of the Board of Directors and its Committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of Committees of the Board of Directors and performs other corporate governance functions. Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies. The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service. In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience. To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms. The Committee will also consider candidates properly submitted by Company Shareholders. Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics. The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a Director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2008 Annual Meeting.

Executive Sessions. Under the Company’s Corporate Governance Guidelines, the Non-Management Directors of the Company meet periodically at regularly scheduled executive sessions without Management Directors. The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors. Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the Non-Management Directors or the Board as a whole may do so by writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154. Communications will be forwarded to all Directors if they relate to substantive matters and include information, suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, deems appropriate for consideration by the full Board.

Code of Business Conduct and Ethics. The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com/ and is also available in print to any Shareholder who requests it. The Company intends to disclose amendments to and waivers of the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons. The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The Company policy relating to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website. The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com/. These documents are also available in print to any Shareholder who requests them.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2006 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2006 (collectively, the “Named Executive Officers” or “NEOs”), as presented in the tables which follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee. The Compensation Committee (the “Committee”) of the Board of Directors is composed of four non-employee Directors, all of whom are independent under the New York Stock Exchange listing standards. The current Committee members are Hans J. Löliger (Chairperson), Arnold W. Donald, Harold A. Sorgenti and Jim L. Turner. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at http://investors.crowncork.com/.

Compensation Philosophy and Objectives. The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders. To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance. In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprised of select container industry and other manufacturing companies. The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and market performance. Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance measures, in an effort to more closely align compensation with Shareholder interests and to increase executives’ focus on the Company’s long-term performance.

Committee Process. The Committee meets as often as necessary to perform its duties and responsibilities. During 2006, the Committee met four times. The Committee usually meets with the CEO and the CFO, and when appropriate, with other Company officers and outside advisors. In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and options, tally sheets setting forth total compensation and information regarding the compensation programs and levels of certain peer group companies.

The Committee’s charter authorizes the Committee, in its discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs. In addition, the Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for the CEO and the CFO. Decisions regarding the compensation of other NEOs are made by the CEO and CFO in consultation with the Committee. In this regard, the CEO and CFO provide the Committee evaluations of executive performance, business goals and objectives and recommendations regarding salary levels and equity awards.

Executive Compensation Consultant. To assist the Committee in carrying out its responsibilities, the Committee has regularly engaged Towers Perrin, an executive compensation consulting firm, to conduct a competitive assessment of its compensation program for the NEOs. Towers Perrin acts as an independent advisor to the Committee and has no other consulting relationship with the Company or its management.

In advising the Committee regarding 2006 compensation for NEOs, Towers Perrin developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market. To provide a broad perspective of the market, competitive levels were developed at the 50th, 62.5th and 75th percentiles for the following elements of pay:

(i) base salary;
(ii) target annual incentive;
(iii) target total cash compensation (base salary plus target annual incentive);
(iv) expected value of long-term incentives; and
(v) target total direct compensation (target total cash compensation plus the annualized expected value of long-term incentives).

In establishing its benchmarks, Towers Perrin gathered data on 18 public companies (the “Peer Group”). Members of the Peer Group were selected based upon their industry, market capitalization and global operations. For 2006, the companies comprising the Peer Group were Alcoa, Inc.; Avery Dennison Corporation; Ball Corp.; Cadbury Schweppes Americas Beverages, Inc.; Colgate-Palmolive Company; Eastman Chemical Company; General Mills, Inc.; International Paper Company; MeadWestvaco Corporation; Molson Coors Brewing Company; Nestlé USA, Inc.; PepsiCo, Inc.; PPG Industries, Inc.; S.C. Johnson & Son, Inc.; The Sherwin-Williams Company; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Steelcase Inc.

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate. In addition, to provide a broader frame of reference, Towers Perrin also analyzed each NEO position against data from general industry.

Market-Based Compensation Strategy. Beginning in 2005 and continuing in 2006, the Committee adopted the following market-based compensation strategy:

•
Pay levels are evaluated and calibrated relative to the Peer Group as the primary market reference point. In addition, general industry data is reviewed as an additional market reference and to ensure robust competitive data.

•	Target total direct compensation (target total cash compensation plus the annualized expected value of long-term incentives) levels for NEOs are calibrated to the 50th percentile of the Peer Group.
•	Base salary and target total cash compensation levels (base salary plus target annual incentive) for NEOs are calibrated to the 62.5th percentile of the Peer Group.
•
The long-term incentive component of the executive compensation program is used to deliver the difference between the 62.5th percentile target total cash compensation level and the 50th percentile target total direct compensation level.

The Committee retains discretion, however, to vary compensation above or below the targeted percentile based upon each NEO’s experience, responsibilities and performance.

Components of Compensation. For the year ended December 31, 2006, the principal components of compensation for NEOs were:

(i)  base salary;
(ii) annual incentive bonus;
(iii) long term incentives;
(iv) retirement benefits; and
(v)  perquisites.

The Company has entered into employment contracts with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination.” The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives. The Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.

The Committee has determined that base salary and target total cash compensation levels (base salary plus target annual incentive) should be targeted at the 62.5th percentile of the Peer Group. The Peer Group data produced by Towers Perrin indicated that the base salary levels for the NEOs, as a group, were slightly below market versus the 62.5th percentile. According to the data, no NEO had a base salary that was above the 62.5th percentile. The Committee believed that this data indicated that it had generally executed its desired market strategy. Accordingly, the Committee determined that there would be no increase in the base salary of any NEO for 2006.

Base salaries paid to NEOs are deductible for federal income tax purposes except to the extent that the executive’s aggregate compensation which is subject to Section 162(m) of the Internal Revenue Code (the “Code”) exceeds $1 million. The CEO is the only NEO with a base salary in excess of $1 million, and accordingly such excess is not deductible for federal income tax purposes. As a result of prior year net operating losses, however, the Company currently is not paying federal income taxes. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the performance of the Company as well as the individual contribution of the NEO. Accordingly, the Company maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive an annual incentive bonus based upon the achievement of specific weighted performance measures. Each NEO is assigned by the Committee an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary. The 2006 target and maximum bonus opportunity for each NEO was as follows.

Name	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary

John W. Conway	115%	230%
Alan W. Rutherford	90%	180%
Frank J. Mechura	85%	170%
William R. Apted	85%	170%
William H. Voss	75%	150%

The EP Plan has three performance measures as described below:

(i)	economic profit - defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow - defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted by certain items, including changes in trade working capital and variances in average working capital; and

(iii)	qualitative factors - achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

At the beginning of each year, the Committee determines target levels of performance for each performance metric. At year end, the Committee assesses the actual results versus the original goals to determine the final awards. The Committee must approve all awards, and all awards are subject to review and adjustment by the Committee.

The economic profit component of the EP Plan is determined based upon improvement over the prior year. Each NEO is assigned a percentage of target bonus related to economic profit earned in excess of the prior year. If an NEO’s bonus is limited by the maximum award limitation, not paid because targets are not attained or otherwise not paid at the Committee’s discretion, any unused economic profit will be carried forward to the following year but will be at risk depending on future years’ results. However, the portion of each NEO’s bonus based upon economic profit may be increased if less than the maximum award is achieved under the modified operating cash flow or qualitative components. In addition, no bonus will be paid for economic profit arising from accounting changes or similar non-cash items.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.

The Committee sets target levels for economic profit and modified operating cash flow based on the Company’s confidential business plan. Targets are set at the Company level for the CEO and CFO and at the divisional level for the other NEOs. Over the past four years, the NEOs have achieved performance in excess of the combined weighted performance measures three times, thereby entitling them to payouts of up to 300% of the applicable target bonus. Generally, the Committee attempts to set the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year. In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or expected to face the Company in the coming year. Except in the event of retirement, disability or death, an NEO whose employment is terminated during the year will not be eligible for an award under the EP Plan unless otherwise determined by the Committee.

The qualitative factors for 2006 involved the NEOs continuing to execute the Company’s plan to divest non-core assets, grow in developing markets in a controlled way, develop and bring to market new and improved products for customers and continue delevering the balance sheet.

For 2006, the performance measures were weighted 50% to economic profit, 30% to cash flow and 20% to qualitative factors. In addition, for 2006 the payout was capped at two times the target bonus. Based upon the Peer Group information provided for 2006 by Towers Perrin, the target total cash compensation (including salary and annual incentive) opportunity for NEOs was slightly below the 62.5th percentile. Therefore, as with base salary, the Committee believes it has generally executed its desired competitive position versus market for its NEOs on a total cash compensation basis. After reviewing 2006 results compared to the targeted performance measures, the Committee determined that no bonus would be paid to NEOs for 2006.

For 2007, the Committee amended the performance measures weightings to 50% economic profit, 40% cash flow and 10% qualitative to put further emphasis on cash flow generation. For 2007, the Committee capped payouts at three times the target bonus.

Bonuses paid to NEOs are deductible for federal income tax purposes except to the extent that the executive’s aggregate compensation which is subject to Code Section 162(m) exceeds $1 million.

Long-Term Incentives. The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and option and restricted stock grants are therefore part of the executive compensation program. The Committee further believes that a portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders. The long-term incentive program administered by the Committee under the Company’s stock-based plans offers annual grants that vary in size based on the Company’s and the executive’s performance.

Equity awards to NEOs are generally made by the Committee each year as part of the normal annual compensation review cycle. The awards for a particular year generally occur in January or February after the Company’s full year financial results are known and performance evaluations of the NEOs have been completed. The exercise price of stock options is set at fair market value on the grant date as described in the applicable plan. The Company does not coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

During 2004 and 2005, the Committee worked with Towers Perrin to review the Company’s long-term incentive program and to determine an appropriate approach for 2006 and beyond. Based upon external research and key internal considerations, the Committee approved the following approach for 2006:

•
Award levels will generally be calibrated to deliver a median level (50th percentile) of target total direct compensation (sum of base salary, annual and long-term incentives) as compared to the Peer Group, after taking into account the cash compensation targeted at the 62.5th percentile, which results in long-term incentive awards at a targeted level below the Peer Group median.

•	The Committee will retain discretion to vary awards (plus/minus 15%) based upon each NEO’s experience, responsibilities and performance.

•
Two-thirds of a NEO’s long-term incentive will be delivered in restricted stock, options, or a combination of the two. The Committee, with input from management, will determine the appropriate mix between restricted stock and options for each year. Long-term incentive awards will be subject to vesting over time as determined by the Committee. Option awards will have an exercise price equal to the fair market value of the underlying Company Common Stock on the date of grant.

•
One-third of a NEO’s long-term incentive will be delivered in performance shares consisting of restricted stock (but not stock options). A target number of shares will be established at the beginning of each performance period for each NEO. The performance period will be three years in length. However, a new performance period will begin each year thereby resulting in overlapping cycles (e.g., 2006-2008, 2007-2009, 2008-2010, etc.). The vesting of performance shares will not occur until the end of each performance period. The Committee believes that this structure provides a strong retention element since an NEO voluntarily terminating employment will leave behind potential vesting from three performance periods.

For 2006, the Committee determined that total shareholder return relative to a group of industry peers would be used as the performance criteria. The Committee believed that utilizing a peer group limited to the packaging industry was a more appropriate benchmark for this purposes. The selected industry peers are Alcan, Inc.; Alcoa, Inc.; AptarGroup, Inc.; Ball Corp.; Bemis Company, Inc.; Chesapeake Corp.; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Temple-Inland, Inc.

In addition, the Committee determined that performance shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th - 89th	150 - 199%
50th - 74th	100 - 149%
40th - 49th	50 - 99%
25th - 39th	25 - 49%
Below 25th	0%

The Committee determined that the 2006 long-term incentive awards would be made in restricted stock. Refer to the Outstanding Equity Awards at Fiscal Year-End table below for information regarding the amount of such awards.

In December of 2006, the Committee worked with Towers Perrin to determine the overall value of the 2007 long-term incentive grants and to select the January 2007 date on which such grants would be made. The Committee continues to target the Peer Group 50th percentile of total direct compensation in determining such awards. In addition, the Committee determined that the 2007 long-term incentive awards would be made in restricted stock.

To the extent NEO long-term incentive compensation together with other compensation subject to Code Section 162(m) exceeds $1 million, it will not be deductible for federal income tax purposes unless such compensation is “performance based” as defined in Code Section 162(m). All stock options granted to NEOs are performance based. However, restricted stock is performance based only if the stock vests based on the achievement of objective performance goals. Accordingly, restricted stock that is time vested is not performance based. As a result of prior year net operating losses, however, the Company currently is not paying federal income taxes. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Retirement Benefits. As an incentive for long-term employment, the Company maintains several retirement plans. In the United States, the Company maintains a Pension Plan (“U.S. Pension Plan”) for certain eligible employees in which four NEOs (Messrs. Conway, Rutherford, Mechura and Voss) participate. The U.S. Pension Plan is designed and administered to qualify under Code Section 401(a). The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years. For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus. These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit. Under U.S. federal law for 2006, benefits from the U.S. Pension Plan are limited to $175,000 per year and may be based only on the first $220,000 of an employee’s annual earnings.

The Company also maintains a pension plan for the benefit of its Canadian employees (“Canadian Pension Plan”) in which one of the NEOs (Mr. Apted) participates. The Canadian Pension Plan provides normal retirement benefits at age 65 based on the average of the three highest consecutive years of earnings in the last five years prior to termination. For purposes of the Canadian Pension Plan, earnings consist of salary and bonuses. These average earnings generally are multiplied by 2.0% and by years of service to produce a gross pension amount which is then reduced by a government pension offset to yield the Company-provided pension benefit. However, under Canadian law, the Company-provided annual pension is limited to approximately $2,000 multiplied by years of service.

Because benefits under the pension plans for NEOs are limited and to provide additional retirement benefits to certain senior officers, the Company also maintains the Senior Executive Retirement Plan (“SERP”) in which all of the NEOs participate. In general, the annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits and the Company-funded portion of the executive’s pension plan benefits and savings plan benefits (described below).

Participants in the SERP may elect to take all or part of their annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments. The SERP also provides a lump-sum death benefit of five times the annual retirement benefit and survivor benefits.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or employment termination (other than for cause) after a “change in control” of the Company.

The Company also maintains a tax-qualified retirement savings plan to which all U.S. salaried employees, including four NEOs (Messrs. Conway, Rutherford, Mechura and Voss) are able to contribute a portion of their salaries on a pre-tax basis (subject to Code limits). The Company will match 50% of the first 3% of pay that is contributed to the savings plan.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

The NEOs are provided the following perquisites, all of which are quantified in the Summary Compensation Table:

•	Automobile Allowance
•	Health, Disability and Life Insurance
•	Allowance for Overseas and Other Expatriate Costs
•	Club Memberships

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Compensation Committee.

Hans J. Löliger, Chairperson
Arnold W. Donald
Harold A. Sorgenti
Jim L. Turner

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2006 (the “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (5)	Total Compensation
John W. Conway Chairman of the Board, President and Chief Executive Officer	2006	$1,075,000	$0	$2,177,137	$605,804	$1,326,179	$303,981	$5,488,101
Alan W. Rutherford Vice Chairman of the Board, Executive Vice President and Chief Financial Officer	2006	700,000	0	817,343	449,386	874,022	175,385	3,016,136
William R. Apted Executive Vice President	2006	550,000	0	1,426,113	268,764	2,125,006(4)	817,006	5,186,889
Frank J. Mechura President-Americas Division	2006	550,000	0	721,133	268,764	729,948	170,769	2,440,614
William H. Voss Executive Vice President	2006	350,000	0	386,482	208,184	307,281	267,673	1,519,620

(1)   The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company with respect to the 2006 fiscal year for the fair value of restricted stock awarded in 2006 and prior fiscal years in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“FAS 123(R)”), rather than an amount paid to or realized by the applicable NEO. The Company has elected to recognize the expense on a straight-line basis over the vesting period, which is three years. Although the Company has elected to recognize stock-based compensation on a straight-line basis, it has accelerated the recognition of this expense for Messrs. Apted, Voss, Mechura and Rutherford. This accelerated recognition is in compliance with the guidelines in FAS 123(R) whereby compensation expense for participants who receive awards that permit accelerated vesting of nonvested shares at retirement, and who are retirement eligible as defined in FAS 123(R), must be fully recognized by the retirement eligible dates. Refer to Item 10, “Directors, Executive Officers and Corporate Governance” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for disclosure of the retirement dates for Messrs. Apted and Voss. Messrs. Mechura and Rutherford have retirement eligible dates in 2008 in advance of full vesting of the 2006 award.

A portion of the stock-based compensation costs includes the amortization of the fair value of performance shares awarded in 2006. These awards were valued in accordance with the guidelines in FAS 123(R). The details surrounding these shares, the method of the valuation and the assumptions made are set forth in Note R, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(2)   The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company with respect to the 2006 fiscal year for the fair value of stock options granted in prior fiscal years in accordance with FAS 123(R), rather than an amount paid to or realized by the applicable NEO. The charge represents the straight-line amortization of the fair value of the options over the vesting period. The valuations of the options were developed using a Black-Scholes valuation model and were in accordance with the valuation guidelines in FAS 123(R). Details about the valuation and the related assumptions for the option grants are discussed in Note R, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(3)   The amounts in this column reflect the increase in actuarial present value of defined benefit plans, including supplemental plans, between December 31, 2005 and December 31, 2006. Actuarial valuations were based on assumptions which were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and which are discussed in Note W, “Pensions and Other Postretirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)   This amount includes an increase in the present value of Mr. Apted’s SERP benefit related to his early retirement. See the Pension Benefits table below.

(5)   The amounts in this column include the following items:

	J. W. Conway	A. W. Rutherford	W.R. Apted	F.J. Mechura	W.H. Voss
Change in Value of SERP Life Insurance	$163,549	$96,283	$169,343	$87,078	$23,638
FICA on Change in SERP Valuation	69,964	33,459	0	34,872	16,552
401(k) Company Match	3,300	0	0	3,300	3,300
Club Memberships	9,127	3,014	0	0	2,457
Health, Disability and Life Insurance*	23,947	4,821	0	18,672	33,797
Automobile Allowance	34,094	37,808	14,569	26,847	56,082
Relocation Expenses	0	0	13,005	0	41,537
Overseas Housing Allowance	0	0	59,264	0	29,022
Goods and Services Allowance	0	0	15,076	0	3,510
Family Travel/Home Leave	0	0	28,481	0	0
Tax Equalization	0	0	510,665	0	48,838
Overseas Premium	0	0	0	0	5,833
Other Expatriate Costs	0	0	6,603	0	3,107
Total	$303,981	$175,385	$817,006	$170,769	$267,673

*	Health, Disability and Life Insurance includes insurance premiums of $15,311, $8,522 and $20,248 for Messrs. Conway, Mechura and Voss, respectively, under Split-Dollar Life Insurance Agreements.

Grants of Plan-Based Awards

The following table provides information on annual incentive bonuses that the Company’s NEOs were eligible to receive in 2006 under the Company’s Economic Profit Incentive Plan and restricted stock granted in 2006 to each of the Company’s NEOs under the Company’s 2004 Stock-Based Incentive Compensation Plan. There can be no assurance that the fair value of the restricted stock granted to the Company’s NEOs in 2006 will ever be realized by the NEOs. Shown in the Summary Compensation Table above is the amount of these awards that was expensed by the Company, rather than an amount paid to or realized by the applicable NEO. For further information and the assumptions made in determining FAS 123(R) values, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Critical Accounting Policies” and Notes A and R to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Dates	Target ($)	Maximum ($)	Target (Shares)	Maximum (Shares)	All other Stock Awards: Number of Shares of Stock or Units (3)	2006 Grant Date Fair Value of Stock and Option Awards (4) ($)
John W. Conway	2/23/06 (5)	1,236,250	2,472,500	62,760	125,520	119,141	3,541,077
Alan W. Rutherford	2/23/06 (6)	630,000	1,260,000	24,200	48,400	45,940	1,365,420
William R. Apted	2/23/06 (7)	467,500	935,000	16,850	33,700	31,988	950,732
Frank J. Mechura	2/23/06 (8)	467,500	935,000	16,850	33,700	31,988	950,732
William H. Voss	2/23/06 (9)	262,500	525,000	4,958	9,916	9,413	279,760

(1)
These amounts represent the range of annual incentive bonuses for which the NEOs were eligible in 2006 under the Company’s Economic Profit Incentive Plan. After reviewing 2006 results compared to the targeted performance measures, the Compensation Committee determined that no bonus would be paid to NEOs for 2006. For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis - Annual Incentive Bonus.”

(2)
These amounts represent the range of performance shares that might be realized under the 2006 restricted stock awards. The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return versus a defined peer group of companies that are described in the “Compensation Discussion and Analysis” above. No such performance-based awards were paid for 2006. The restriction on the performance shares lapses in February 2009 dependent upon achievement of the defined goal. For further details, refer to Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Rights to the performance shares are not forfeited at retirement and remain subject to attainment of the performance goal.

(3)
These amounts represent restricted stock awarded in 2006 and do not include the range of performance shares that might be realized under the 2006 restricted stock awards. Shares vest annually over three years from the date of the award. If a participant terminates employment due to retirement, disability or death, vesting of the award accelerates to the date of termination.

(4)
These amounts represent the fair value of the restricted stock awards made in 2006 and the performance shares awarded in 2006 valued in accordance with the guidelines in FAS 123(R). For further details about the valuations of restricted stock and the related performance shares, refer to Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(5)
Represents grant to Mr. Conway of 181,901 shares of Restricted Common Stock under the 2004 Stock-Based Incentive Compensation Plan. 119,141 shares vest over a three year period as follows: 39,714 shares on February 23, 2007 and 2008 and 39,713 shares on February 23, 2009. The final 62,760 shares vest on February 23, 2009 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 62,760.

(6)
Represents grant to Mr. Rutherford of 70,140 shares of Restricted Common Stock under the 2004 Stock-Based Incentive Compensation Plan. 45,940 shares vest over a three year period as follows: 15,314 shares on February 23, 2007 and 15,313 shares on February 23, 2008 and 2009. The final 24,200 shares vest on February 23, 2009 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 24,200.

(7)
Represents grant to Mr. Apted of 48,838 shares of Restricted Common Stock under the 2004 Stock-Based Incentive Compensation Plan. 31,988 shares vest over a three year period as follows: 10,663 shares on February 23, 2007 and 2008 and 10,662 shares on February 23, 2009. The final 16,850 shares vest on February 23, 2009 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 16,850.

(8)
Represents grant to Mr. Mechura of 48,838 shares of Restricted Common Stock under the 2004 Stock-Based Incentive Compensation Plan. 31,988 shares vest over a three year period as follows: 10,663 shares on February 23, 2007 and 2008 and 10,662 shares on February 23, 2009. The final 16,850 shares vest on February 23, 2009 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 16,850.

(9)
Represents grant to Mr. Voss of 14,371 shares of Restricted Common Stock under the 2004 Stock-Based Incentive Compensation Plan. 9,413 shares vest over a three year period as follows: 3,138 shares on February 23, 2007 and 2008 and 3,137 shares on February 23, 2009. The final 4,958 shares vest on February 23, 2009 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 4,958.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options, unvested Restricted Common Stock and unvested equity incentive plan awards held by the Company’s NEOs on December 31, 2006. These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 1990, 1994, 1997, 2001 and 2004 stock-based incentive compensation plans.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (Shares)	Number of Securities Underlying Unexercised Options Unexercisable (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) ($)
John W. Conway	52,000 58,000 149,000 229,500 230,000 350,000 112,500 500,000	37,500	53.00 49.50 30.63 22.25 7.44 5.30 8.75 8.60	1/3/2007 1/5/2008 1/4/2009 1/4/2010 1/4/2011 2/21/2012 2/24/2014 5/3/2014	301,811	6,313,886	62,760	1,312,939
Alan W. Rutherford	60,000 44,000 78,000 22,000 139,000 180,000 300,000 75,000 400,000	25,000	53.00 49.50 30.63 29.25 22.25 7.44 5.30 8.75 8.60	1/3/2007 1/5/2008 1/4/2009 4/13/2009 1/4/2010 1/4/2011 2/21/2012 2/24/2014 5/3/2014	105,710	2,211,453	24,200	506,264
William R. Apted	8,000 15,000 35,000 18,750 80,000	18,750	29.25 19.81 19.69 8.75 8.60	4/13/2009 12/22/2009 2/7/2010 2/24/2014 5/3/2014	78,348	1,639,040	16,850	352,502
Frank J. Mechura	15,000 12,500 20,000 40,000 50,000 56,250 200,000	18,750	53.00 29.25 19.81 7.44 5.30 8.75 8.60	1/3/2007 4/13/2009 12/22/2009 1/4/2011 2/21/2012 2/24/2014 5/3/2014	78,348	1,639,040	16,850	352,502

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (Shares)	Number of Securities Underlying Unexercised Options Unexercisable (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) ($)
William H. Voss	24,000 28,000 40,000 71,500 50,000 45,000 37,500	15,000	53.00 49.50 30.63 19.81 7.44 8.75 8.60	1/3/2007 1/5/2008 1/4/2009 12/22/2009 1/4/2011 2/24/2014 5/3/2014	32,402	677,850	4,958	103,721

(1)	Unvested option awards reported under this column vested on February 24, 2007.
(2)
Shares vest annually over three years from the date of the award. If a participant terminates employment due to retirement, disability or death, vesting of the award accelerates to the date of termination. For information relating to the vesting date of shares granted in 2006 that have not vested, see the Grants of Plan-Based Awards table above.

(3)	Computed as of December 31, 2006. The closing price of the Company’s Common Stock on December 31, 2006 was $20.92.
(4)	Vesting date of equity incentive plan awards that have not vested is February 23, 2009 for each of the NEOs.
(5)
These amounts represent the target as presented in the Grants of Plan-Based Awards table above. The range of shares to be received is 0 to 200% of the target based on the level of the performance achieved from January 1, 2006 through December 31, 2008.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2006 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
		($)		($)
John W. Conway	460,000	7,094,732	91,334	1,788,320
Alan W. Rutherford	0	0	29,885	585,148
William R. Apted	307,500	3,304,681	23,180	453,864
Frank J. Mechura	100,000	1,569,120	23,180	453,864
William H. Voss	100,000	1,499,940	11,494	225,053

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
The amounts in this column calculate the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated annual benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4) ($)
John W. Conway	Pension Plan SERP	32 32	701,226 13,428,754
Alan W. Rutherford	Pension Plan SERP	33 33	764,789 7,726,053
William R. Apted	Pension Plan SERP	9 10	194,354 3,515,749
Frank J. Mechura	Pension Plan SERP	39 39	1,086,127 6,042,577
William H. Voss	Pension Plan SERP	37 37	847,768 3,312,899

(1)
The U.S. Pension Plan in which the NEOs (other than Mr. Apted) participate is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. Mr. Apted’s pension plan benefits are governed by the Canadian Pension Plan provided by the Company to its Canadian employees. For further information, see “Compensation Discussion and Analysis - Retirement Benefits.”

(2)
In general, the annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% of the average of the five highest consecutive years of earnings (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits and the Company-funded portion of the executive’s Pension Plan benefits and 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis - Retirement Benefits.”

Mr. Apted’s SERP benefit is equal to the present value of the excess of the benefit that Mr. Apted would have received under the Company’s Canadian Pension Plan if his benefit was not restricted by legal maximum benefit limits over the benefit that Mr. Apted actually will receive from the plan. Mr. Apted’s SERP benefit commences at early retirement and is paid without reduction. This amount also assumes immediate retirement at the end of 2006. Mr. Apted retired effective January 2007.

(3)	Years of service are rounded to the nearest full year.
(4)
The calculation of the present value is based on assumptions which were in accordance with the guidelines of FAS 87 and which are discussed in Note W, “Pensions and Other Postretirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Nonqualified Deferred Compensation

The Company maintains the Excess Benefit Plan under which certain highly-compensated employees, including the NEOs, are able to defer a portion of their salaries on a pre-tax basis. In order to contribute to the Excess Benefit Plan, an employee must be contributing the maximum permitted amount to the Company’s tax-qualified 401(k) Retirement Savings Plan. Employees may contribute a total of 18% of their salary to the two plans on a combined basis. For further information regarding the Company’s 401(k) Retirement Savings Plan, see “Compensation Discussion and Analysis - Retirement Benefits.” Employee contributions to the Excess Benefit Plan are allocated to a separate “rabbi” trust and may be invested, at the election of the employee, among a selection of mutual funds that are similar to those available under the Company’s 401(k) Retirement Savings Plan. The Company does not contribute to the Excess Benefit Plan. An employee’s account under the Excess Benefit Plan will generally be distributed in a lump sum following the employee’s termination of employment. However, under certain circumstances, voluntary distributions are also permitted while employed.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John W. Conway	0	0	170	0	3,915
Alan W. Rutherford	0	0	644	0	3,121
William R. Apted	0	0	0	0	0
Frank J. Mechura	0	0	56	0	417
William H. Voss	0	0	0	0	0

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Director Compensation

The following table discloses 2006 Director compensation for all non-employee Directors who served as Directors in 2006. Compensation for Messrs. Conway and Rutherford is reported in the Summary Compensation Table. Messrs. Conway and Rutherford do not earn additional compensation for their service as Chairman and Vice-Chairman of the Board, respectively.

Name	Fees Earned or Paid in Cash (1)(2)(3) ($)	Stock Awards (1)(3)(4)(5) ($)	Total ($)
Jenne K. Britell	79,000	60,000	139,000
Arnold W. Donald	60,500	60,000	120,500
Marie L. Garibaldi	59,000	60,000	119,000
William G. Little	84,000	60,000	144,000
Hans J. Löliger	75,000	60,000	135,000
Thomas A. Ralph	49,000	60,000	109,000
Hugues du Rouret	72,500	60,000	132,500
Harold A. Sorgenti (6)	85,000	60,000	145,000
Jim L. Turner	62,000	60,000	122,000
William S. Urkiel	74,000	60,000	134,000

(1)	Amounts represent fees paid in cash and stock issued during 2006.
(2)
Cash-based Director’s fees are $40,000 annually, and cash meeting attendance fees are $1,500 per meeting. Cash Committee fees are as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for services as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting. Directors do not receive any additional fees for their service on the Executive Committee.

(3)	Directors may defer receipt of all, or any part, of their Director’s fees through participation in the Company’s Deferred Compensation Plan for Directors. No such deferrals were made in 2006.
(4)
Annual grants of Company Common Stock consist of $60,000 of Company Common Stock under the current Stock Compensation Plan for Non-Employee Directors and are paid on a quarterly basis. The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly releases its quarterly results.

(5)
The aggregate amount of stock awarded to each of the Directors as of December 31, 2006 was as follows: Dr. Britell - 43,553; Mr. Donald - 44,360; Justice Garibaldi - 44,360; Mr. Little - 12,234; Mr. Löliger - 33,353; Mr. Ralph - 44,360; Mr. du Rouret - 27,337; Mr. Sorgenti - 44,360; Mr. Turner - 3,448; and Mr. Urkiel - 7,167. There were no option awards outstanding as of December 31, 2006 for any of the Directors.

(6)
The Company discontinued the Pension Plan for Outside Directors as to Directors elected after July 24, 1997. For further information, see “Corporate Governance-Director Compensation.” Mr. Sorgenti, who is not standing for reelection to the Company’s Board of Directors at the Annual Meeting, is the only participating Director in this plan. The actuarial value of Mr. Sorgenti’s benefits under the Pension Plan for Outside Directors decreased between December 31, 2005 and December 31, 2006.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has entered into employment agreements with all of its NEOs. In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances. The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Messrs. Conway and Rutherford have agreed that, during their employment and for two years thereafter, they shall not compete with the Company or solicit Company employees to terminate employment with the Company. Messrs. Apted, Mechura and Voss are all subject to a similar non-competition provision which is limited to a one year post-employment period.

Under the agreements, if an executive’s employment is terminated because of death or disability, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination and any vested retirement, incentive or other benefits. In addition, Messrs. Conway and Rutherford (or their estates, if applicable) are entitled to salary continuation through the end of the calendar year in which their death or disability occurs. If an executive’s employment terminates because of his retirement, the Company will pay to the executive his base salary through his date of retirement and any vested retirement, incentive or other benefits. If an executive’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreements for Messrs. Conway and Rutherford, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” prior to a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump sum payment equal to the sum of (i) his target bonus for the year of termination, (ii) any previously earned bonus payment and (iii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. Under the agreements for Messrs. Apted, Mechura and Voss, upon the termination of the executive by the Company without Cause prior to a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) salary continuation for a one year period in accordance with the Company’s normal payroll practice, and (iii) a lump sum equal to the executive’s target bonus for the year of termination. In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of Mr. Conway or Mr. Rutherford is terminated by the Company without Cause or by the executive for Good Reason during the one year period following a Change in Control, such executive will be entitled to the same payments and benefits described in the preceding paragraph, and all stock options and restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable. Upon the termination of Mr. Apted, Mr. Mechura or Mr. Voss by the Company without Cause or by such executive for Good Reason during the one year period following a Change in Control, the Company will pay to such executive (i) his base salary though the date of termination, (ii) a lump sum equal to two times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination and (iii) a lump sum equal to such executive’s target bonus for the year of termination. In addition, all stock options and restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of parachute payments for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

As previously disclosed, Mr. Apted retired from the Company effective January 31, 2007.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2006.

Name	Benefit	Termination upon Retirement, Death or Disability (1)(2)	Resignation for Good Reason Prior to a Change in Control	Termination without Cause Prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control (2)(3)

John W. Conway	Salary:		$3,225,000	$3,225,000	$3,225,000
	Bonus:		$7,937,500	$7,937,500	$7,937,500
	Accelerated Option Vesting:				$456,375
	Accelerated Restricted Stock Vesting:	$6,313,886			$7,626,825
	Additional Health Care Benefits:	$93,275			$93,275
	Tax Gross-Up:				$19,616,253

Alan W. Rutherford	Salary:		$2,100,000	$2,100,000	$2,100,000
	Bonus:		$4,046,000	$4,046,000	$4,046,000
	Accelerated Option Vesting:				$304,250
	Accelerated Restricted Stock Vesting:	$2,211,453			$2,717,717
	Additional Health Care Benefits:	$15,315			$15,315
	Tax Gross-Up:				$10,523,614

William R. Apted	Salary:			$550,000	$1,100,000
	Bonus:			$467,500	$2,180,805
	Accelerated Option Vesting:				$228,188
	Accelerated Restricted Stock Vesting:	$1,639,040			$1,991,542
	Additional Health Care Benefits:	$16,734			$16,734
	Tax Gross-Up:				$1,966,854

Frank J. Mechura	Salary:			$550,000	$1,100,000
	Bonus:			$467,500	$2,110,125
	Accelerated Option Vesting:				$228,188
	Accelerated Restricted Stock Vesting:	$1,639,040			$1,991,542
	Additional Health Care Benefits:	$32,763			$32,763
	Tax Gross-Up:				$7,462,077

William H. Voss	Salary:			$350,000	$700,000
	Bonus:			$262,500	$1,465,501
	Accelerated Option Vesting:				$182,550
	Accelerated Restricted Stock Vesting:	$677,850			$781,571
	Additional Health Care Benefits:	$22,132			$22,132
	Tax Gross-Up:				$4,120,935

(1)
The additional health care coverage set forth in this column relates to retirement. Coverage related to disability would be valued at $117,556 for Mr. Conway, $30,630 for Mr. Rutherford, $22,888 for Mr. Apted, $41,487 for Mr. Mechura and $44,264 for Mr. Voss.

(2)
Accelerated restricted stock vesting amounts under this column do not include performance shares that might be realized under restricted stock awards. Rights to the performance shares are not forfeited at (i) termination for retirement, death or disability, (ii) resignation for Good Reason prior to a Change in Control or (iii) termination without Cause prior to a Change in Control and remain subject to attainment of the performance goal. The potential payouts are based on performance and therefore are at risk. For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis - Retirement Benefits”) will be distributed in a lump sum. Consequently, the Company has agreed to reimburse the NEOs for all taxes imposed on such lump sum payments and such reimbursement. In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G. The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes. The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, independent registered public accountants, is the independent auditors for the most recently completed fiscal year. The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit and report on the Company’s financial statements for 2007. PricewaterhouseCoopers LLP performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world. A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the Meeting or submitted in writing to the Office of the Secretary of the Company before the Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006 and December 31, 2005. (1) Audit Fees totaled $6,872,000 and $7,510,000 for the years 2006 and 2005, respectively. These fees represent professional services rendered for the audits of the internal controls and consolidated financial statements of the Company, including the US integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC. (2) Audit Related Fees totaled $144,000 and $1,639,000 for the years 2006 and 2005, respectively. The fees were for an audit of the Company’s divested plastic closures business performed during 2005 and other services for employee benefit plan audits and accounting consultations. (3) Tax Fees totaled $486,000 and $485,000 for the years 2006 and 2005, respectively. The fees were for tax compliance, including the preparation of tax returns and claims for refunds. (4) Tax Advisory Services totaled $841,000 and $986,000 for the years 2006 and 2005, respectively. These fees represent tax planning and advice related to divestitures. (5) All Other Fees totaled $6,000 and $119,000 for the years 2006 and 2005, respectively, and were for services rendered for translation and other assistance provided primarily to non-US subsidiaries.

All of the services described above were approved by the Audit Committee. The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers LLP are compatible with maintaining their independence as auditors. Also, the Audit Committee will consider the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors, and will review such levels each year. In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees and the process for determining and reporting fees from the numerous locations where the Company operates and the independent auditors provide services. The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors. Under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve such proposed fees up to $100,000 per transaction and reports back to the full Audit Committee. The Chairperson did not approve any fees during 2006 pursuant to this authority.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2006 and the Company’s system of internal controls and its effectiveness. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States. PricewaterhouseCoopers LLP has informed the Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jenne K. Britell, Chairperson
William G. Little
Hugues du Rouret
William S. Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, as independent auditors to audit and report on the Company’s financial statements for 2007.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection. In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSAL

PROPOSAL

I, Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2,000 or more in Company stock, propose that the remuneration to any of the top five persons named in Management be limited to $500,000 per year, plus any nominal perks. This program is to be applied after any existing programs now in force for options, bonuses, SAR’s, etc. have been complete, and severance contracts should be discontinued, as they are also part of remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS

The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant life-style.

Throughout Corporate history, only a few persons whom have created a corporation now remain in Management. Some descendants have inherited top positions, while most have attained them through recommendations, ability, or influence, not necessarily providing increased earnings for a company. These come from the products or services, its public acceptance, advertising and the workforce.

Due to the unfair removal of the word: “Against” since about Year 1975, and ONLY in the “Vote for Directors” column, Management nominees for that position are rarely defeated, as receiving only as little as one vote guarantees election, and, in turn, Directors re-elect management and reward them. The term was devised and incorporated in 6 or 8 states of high company registrations as a state and corporate “Rule”. “Right of Dissent” is denied, and shareowners may not vote “No” or “Against” and be counted as such.

This unfairness has yet to be corrected by the Commission as requested.

The Ford Motor Company reinstated “Against” several years ago, showing the American Way of proper corporate proxies presentations. Exxon-Mobil has reverted to a majority vote for election of Directors, a fine decision for shareowners!

Thank you, and please vote “YES” for this Proposal. It is for YOUR benefit !

Robert D. Morse

Board of Directors’ Response to Shareholder Proposal

The Board of Directors does not believe that this proposal is in the best interests of the Company and its Shareholders.

The Board of Directors believes that adoption of this proposal would significantly hinder the Company’s ability to attract, retain and motivate talented executive leadership. It is crucial in today’s highly competitive global economy that the Company is able to offer an integrated compensation program that pays competitively with peer companies, is ownership-oriented, rewards the attainment of specific annual, long-term and strategic goals, and is responsive to changing marketplace dynamics. The Board of Directors believes that limiting total compensation to $500,000 annually would frustrate the Company’s efforts towards these goals and place the Company at a competitive disadvantage.

The Compensation Committee of the Board of Directors, which consists entirely of independent Directors under the New York Stock Exchange listing standards, recognizes its responsibility to recommend executive compensation decisions that are in the Company’s and its Shareholders’ best interests. The Compensation Committee devotes significant time and effort towards monitoring the compensation of the Company’s senior executives and continually monitors the effectiveness of the Company’s executive compensation program. As part of its ongoing review, the Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee has adopted a market-based compensation strategy in which total direct compensation levels for senior executives are calibrated to the 50th percentile of a selected peer group consisting of container industry and other companies having characteristics generally similar to those of the Company. Data produced by Towers Perrin, an executive compensation consultant engaged by the Committee, indicated that a $500,000 limitation would place total direct compensation below the 10th percentile of the peer group in 2006. The Company’s “Compensation Discussion and Analysis” and the report of the Compensation Committee included in this proxy statement further explains the philosophy and methodology of the Company’s compensation policies for senior executives. The Board of Directors believes that it is ultimately in the Shareholders’ best interest that this process not be subject to the limitations reflected in this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST
THE FOREGOING SHAREHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2006, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 27, 2007. In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 27, 2007, nor more than 150 days, which is October 28, 2007, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholders’ action at the Meeting, but if other matters do properly come before the Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the SEC on February 28, 2007. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder. Requests for copies of the Report should be sent to: Senior Vice President - Finance, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 26, 2007

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CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2007
9:30 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599	proxy

Proxy for Annual Meeting of Shareholders to be held on April 26, 2007

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Alan W. Rutherford and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 13, 2007 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 26, 2007 at 9:30 a.m., or any adjournments thereof, for the items shown below and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cck/ — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Crown Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.
Please detach here

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3.

1.	Election of directors:	01 Jenne K. Britell 02 John W. Conway 03 Arnold W. Donald 04 William G. Little	05 Hans J. Löliger 06 Thomas A. Ralph 07 Hugues du Rouret	08 Alan W. Rutherford 09 Jim L. Turner 10 William S. Urkiel	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of independent auditors for the fiscal year ending December 31, 2007, which the Board of Directors unanimously recommends.	☐ For	☐ Against	☐ Abstain
3.	To consider and act upon a Shareholder’s proposal regarding management remuneration, which proposal the Board of Directors unanimously opposes.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Change? Mark Box ☐ Indicate changes below:

Date  __________________________

_________________________________

_________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.